Generex Biotechnology Announces Call-in Details and Updated Agenda for Shareholder Conference Call on Wednesday, August 26th, 2020 at 9:30 AM EasternPress Release | 08/26/2020

• The NuGenHealth Software as a Service (SaaS) System

• Remote Patient Monitoring (RPM)

• Chronic Care Management (CCM)

The access information for the investor conference call remains as follows:
Direct Toll / International – 1-(866) 831-8711
Domestic US/Canada - 1-(203) 518-9883
Program Title: Generex Biotechnology Conference Call
Conference ID – 89636

MIRAMAR, Fla., Aug. 26, 2020 (GLOBE NEWSWIRE) -- Generex Biotechnology Corporation (www.generex.com) (OTCQB:GNBT) today announced that the company’s wholly owned subsidiary NuGenerex Health LLC has signed a joint venture agreement with Worldwide Digitech, LLC (WWDT) to form NuGenHealth LLC. Under terms of the 50/50 JV agreement, WWDT will provide the software powered by the HealthKOS framework and back-end support for the NuGenHealth SaaS system.

The goals of NuGenHealth are to provide connected care solutions for patient engagement, Remote Patient Monitoring (RPM) and Chronic Care Management (CCM) to physicians, hospitals, and other providers of patient care, and to improve patient health outcomes at reduced costs.

New CPT Codes released by CMS in 2019 provide an incentive for physicians to offer better management of chronic conditions using Remote Patient Monitoring. The new rules make it easier for physicians and healthcare organizations to partner with health-tech companies to provide the services, software and monitoring devices required to launch a successful RPM program.

Chronic Care Management (CCM) is a service designed to pay separately for non-face-to-face care coordination services furnished to part B Medicare beneficiaries with multiple chronic conditions.

NuGenHealth is an end-to-end solution that was developed by doctors to improve patient engagement, compliance and outcomes. The system provides direct savings to the physician and healthcare organizations both in time and money as well as improving patient outcomes. What makes NuGenHealth different is that it utilizes automated algorithms, real-time data, and quality metrics to involve patients in their own care, as well as keeping healthcare providers and family constantly informed. NuGenHealth allows the healthcare team to monitor patient progress outside the practice office, leading to timely interventions that prevent disease progression and unnecessary hospitalizations.

Joe Moscato, President & CEO of Generex, said, “We have evaluated a number of software systems and companies that claim to deliver the care coordination services, but the WWDT SaaS system far surpassed the others in terms of functionality, connections with electronic health record systems, real-time remote monitoring capabilities with connected health monitoring devices, protocols for RPM and CCM, and a fantastic user interface. We plan to launch the system with primary care and endocrinology clinics in Arizona to begin generating revenues as we launch the company. We are happy to be working with excellent partners in WWDT to implement the NuGenHealth system.”

Dr. Goel commented, “I am extremely glad to partner with Joe and his team.  The ability to bring connected care to patients, will improve the delivery of Healthcare and improve the quality of care for patient and allow the physician to be more efficient.”

“Patient engagement and Remote Patient Monitoring have become the cornerstones of exciting new approaches to preventative, accountable health care. With the Launch of NGH, we will be able to enable provider organization to put these exciting new models of innovation into practice.  I am very glad to be part of this new organization and help transform healthcare for the benefit of patients.”

“By leveraging Care Coordination teams and the NGH Platform, High Risk patients can now be actively engaged in the remote care process and monitoring on a 24x7 basis, resulting in better quality of care, reducing 30 day readmission rates, while reducing the total cost of care.  It is a great privilege to be able to bring this technology to market, knowing the improvement to patient care that can be achieved.”

About Generex Biotechnology Corp.

Generex Biotechnology is an integrated healthcare holding company with end-to-end solutions for patient centric care from rapid diagnosis through delivery of personalized therapies. Generex is building a new kind of healthcare company that extends beyond traditional models providing support to physicians in an MSO network, and ongoing relationships with patients to improve the patient experience and access to optimal care.

In addition to advancing a legacy portfolio of immune-oncology assets, medical devices, and diagnostics, the Company is focused on an acquisition strategy of strategic businesses that complement existing assets and provide immediate sources of revenue and working capital. Recent acquisitions include a management services organization, a network of pharmacies, clinical laboratory, and medical device companies with new and approved products.

Cautionary Note Regarding Forward-Looking Statements

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plan," "believes," "will," "achieve," "anticipate," "would," "should," "subject to" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

Generex Contact:

Generex Biotechnology Corporation

Joseph Moscato
646-599-6222

Todd Falls
1-800-391-6755 Extension 222
investor@generex.com